EXHIBIT 99.1

For Immediate Release	CONTACTS:	Heather Bresch (Public Relations)
Mylan Laboratories Inc.
724.514.1800

Kris King (Investor Relations)
Mylan Laboratories Inc.
724.514.1800

MYLAN LABORATORIES ANNUAL MEETING TO BE
HELD ON OCTOBER 28, 2005

— Company Also Amends Advance Notice Bylaws —

Pittsburgh, PA — February 18, 2005 — Mylan Laboratories Inc. (NYSE:MYL) announced today that its 2005 Annual Meeting of Shareholders has been scheduled to be held on October 28, 2005.

Mylan also announced that its Board of Directors has amended two sections of the Company’s bylaws, which relate to advance notice of director nominations and other proposed business submitted by shareholders. The bylaws, as amended, generally require advance notice, together with certain specified information, not less than one hundred twenty days prior to the anniversary date of the prior year’s annual meeting of shareholders. If the annual meeting is to be held on a date which is not within twenty-five days of the anniversary date of the prior year’s annual meeting, the advance notice submission must be received by Mylan by the tenth calendar day after the day on which the notice of meeting is mailed to shareholders or public disclosure of the date of the annual meeting is made, whichever is first.

The amended Bylaws will be included in a filing on Form 8-K to be made by Mylan.

Mylan Laboratories Inc. is a leading pharmaceutical company with four subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc., UDL Laboratories Inc. and Mylan Bertek Pharmaceuticals Inc., that develop, license, manufacture, market and distribute an extensive line of generic and proprietary products.

For more information about Mylan, visit www.mylan.com.